Exhibit 10.13

LIBERTY NATIONAL BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

This Liberty National Bank Supplemental Executive Retirement Plan ("Plan") is adopted as of this l 51 day of October, 2015 (the "Effective Date") by Liberty National Bank, an Ohio corporation (the "Employer" or the "Bank") for the benefit of Ronald L. Zimmerly, Jr. (the "Executive"). The purpose of the Plan is to provide certain supplemental nonqualified pension benefits to certain executives who have contributed substantially to the success of the Employer and the Employer desires to incentivize the executives to continue in its employ.

This Plan is intended to be and shall be administered as an income tax nonqualified, unfunded plan primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), Sections 201(2), 301(a)(3), and 401(a)(l). This Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and, accordingly, the intent of the parties hereto is that the Plan shall be operated and interpreted consistent with the requirements thereof.

ARTICLE 1

DEFINITIONS

Whenever used in this Plan, the following terms have the meanings specified:

1.1.    "Accrued Liability Balance" means, as of any date, the liability that should be accrued by the Bank under generally accepted accounting principles ("GAAP") on behalf of the Executive.

1.2.“    Annuity Contracts" means the following annuity contract(s) purchased and solely owned by the Bank:

Policy Number 1350607 issued by National Western Life Insurance Company ("Annuity Contract #I"),

Policy Number 1195072289 issued by Great American Insurance Company ("Annuity Contract #2"),

Policy Number 1350637 issued by National Western Life Insurance Company ("Annuity Contract #3"),

Policy Number 1195072292 issued by Great American Insurance Company ("Annuity Contract #4"),

Policy Number 1351505 issued by National Western Life Insurance Company ("Annuity Contract #5"), and

Policy Number 1 195072293 issued by Great American Insurance Company ("Annuity Contract #6"),

or such other annuity contracts or investments as the Bank may purchase from time to time, the value of which serve as the contributions to the Plan on behalf of the Executive.

1.3.    "Beneficiary" means the person or entity designated, or otherwise determined in accordance with Article 4, in writing by the Executive to receive death benefits pursuant to this Plan in the event of his or her death.

1.4.    "Beneficiary Designation Form" means the form established from time to time by the Plan Administrator that the Executive completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

1.5.    "Board" means the Board of Directors of the Employer.

1.6.    "Early Separation Date" means the date the Executive incurs a Separation from Service prior to reaching Normal Retirement Age.

1.7.    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

1.8.    "Rider" means the income rider attached to the Annuity Contract as an endorsement or other product feature that operates as an income rider, with such feature providing for a withdrawal or payment feature for the life of the annuitant.

1.9.    "Normal Retirement Age" means age 60.

1.10.    "Normal Retirement Date" means the later of Normal Retirement Age or the date the Executive Separates from Service.

1.11.    "Separation from Service" means separation from service as that term is defined and interpreted in Section 409A of the Code and Treasury Regulations § 1.409A-l (h) or in subsequent regulations or other guidance issued by the Internal Revenue Service.

1.12.    "Termination for Cause" and "Cause" shall have the same definition specified in any effective severance or employment agreement existing on the date hereof or hereafter entered into between the Executive and the Bank. If the Executive is not a party to a severance or employment agreement containing a definition of termination for cause, Termination for Cause means the Bank terminates the Executive's employment because of (a) fraud; (b) embezzlement; ( c) conviction of or plea of nolo contendere by the Executive of any felony; ( d) a material breach of, or the willful failure or refusal by the Executive to perform and discharge the Executive's duties, responsibilities and obligations under this Agreement; (e) any act of moral turpitude or willful misconduct by the Executive intended to result in personal enrichment of the Executive at the expense of the Employer, or any of its affiliates or which has a material adverse impact on the business or reputation of the Employer or any of its affiliates (such determination to be made by the Board in its reasonable judgment); (f) intentional material damage to the property or business of the Employer; (g) gross negligence; or (h) the ineligibility of the Executive to perform his duties because of a ruling, directive or other action by any agency of the United States or any state of the United States having regulatory authority over the Employer.

1.13.    Vested Benefit" means the portion of the applicable annuity contracts the Executive is vested in based on the vesting schedule as described below:

The Executive will vest in each of the applicable annuity contracts as follows, provided the Executive is still employed by the Employer on the specified anniversary dates:

The Executive will vest in "Annuity Contract #1" upon the first anniversary of the Effective Date of this Agreement

The Executive will vest in "Annuity Contract #2" upon the second anniversary of the Effective Date of this Agreement

The Executive will vest in ''Annuity Contract #3" upon the third anniversary of the Effective Date of this Agreement-

The Executive will vest in "Annuity Contract #4" upon the fourth anniversary of the Effective Date of this Agreement

The Executive will vest in "Annuity Contract #5" upon the fifth anniversary of the Effective Date of this Agreement

The Executive will vest in "Annuity Contract #611 upon the sixth anniversary of the Effective Date of this Agreement

ARTICLE2

BENEFIT FINANCING AND OWNERSHIP OF INVESTMENTS

2.1.    Annuity Contracts and Other Investments. For purposes of satisfying its obligations to provide benefits under this Plan, the Bank has initially invested in the Annuity Contracts and may invest in other investments. However, nothing in this paragraph shall require the Bank to invest in any particular form of investment.

2.2.     Ownership of the Annuity Contracts. The Bank is the sole owner of the Annuity Contracts and other such investments under this Plan, and shall have the right to exercise all incidents of ownership, until such time that ownership of the Annuity Contract(s) has been transferred to the Executive. The Bank sha11 be the beneficiary of the death proceeds of the Annuity Contracts while owned by the Bank. The Bank shall be entitled to the Annuity Contracts' cash surrender values (as defined in the applicable Annuity Contract) while owned by the Bank.

2.3.     Right to Annuity Contract. Notwithstanding any provision hereof to the contrary, until the obligation of the Bank is satisfied and prior to transfer of ownership of such Annuity Contract to the Participant, the Bank shall have the right to transfer, sell or surrender any Annuity Contract without terminating this Plan, provided the Bank replaces the Annuity Contract with a comparable annuity policy or asset of comparable value. Prior to transfer of ownership of the Annuity Contracts to the Participant, the Annuity Contracts shall be the exclusive property of the Bank and shall be subject to the claims of the Bank's creditors.

2.4.    Rabbi Trust. Employer may establish a "rabbi trust" to which contributions may be made to provide the Employer with a source of funds for purposes of satisfying the obligations of the Employer under the Plan. The trust shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan. The Executive and his or her Beneficiary shall have no beneficial ownership interest in any assets held in the trust.

ARTICLE 3

RETIREMENT AND OTHER BENEFITS

3.1.     Normal Retirement Benefit. Upon the Executive's Separation from Service after attaining Normal Retirement Age, for any reason other than Death or Disability, the Executive will be entitled to the benefits described in this paragraph 3.1. The amount of the benefits will equal the applicable vested Annuity Contracts.

The Bank shall make the benefit payment in the form of transferring ownership of the applicable vested annuity contracts to the Executive in a single transfer on or before the first (1st) day of the second (2nd) month following the Executive's Normal Retirement Date.

3.2.    Early Separation Benefit. In the event the Executive incurs a Separation from Service prior to Normal Retirement Age for any reason other than Death, the Executive will be entitled to the benefits described in this paragraph 3 .2. The amount of the benefit will equal the applicable vested Annuity Contracts, determined as of the date of Separation from Service and according to the Vested Benefit schedule described in paragraph 1.14 of this Agreement.

The Bank shall make the benefit payment in the form of transferring ownership of the applicable vested Annuity Contracts to the Executive in a single transfer on or before the first (1st) day of the second (2nd) month following the Executive's Normal Retirement Age.

3.3.    Death Benefit. Upon death of the Executive prior to Separation from Service the Executive's Beneficiary will be entitled to the benefits described in this paragraph 3.3. The amount of the benefit will equal the Accrued Liability Balance as described in paragraph 1.1 and determined as of the date of Death.

The Bank shall make the benefit payment to the Executive's Beneficiary in the form of a single, lump sum payment on or before the first (1st) day of the second (2nd) month following the Executive's death.

3.4.    Termination for Cause. Notwithstanding any provision herein to the contrary, no benefit shall be payable under this Agreement upon a Termination for Cause and upon such Termination for Cause; this Agreement shall terminate.

3.5.    Restriction on Timing of Distributions. Notwithstanding the applicable provisions of this Plan regarding timing of payments. the following special rules shall apply if the stock of the Employer is publicly traded at the time of the Executive's Separation from Service in order for this Plan to comply with Section 409A pf the Code: (i) to the extent the Executive is a "specified employee" (as defined under Section 409A of the Code) at the time of a distribution and to the extent such applicable provisions of Section 409A of the Code and the regulations thereunder require a delay of such distributions by a six-month period after the date of such Executive's

Separation from Service with the Employer, no such distribution shall be made prior to the date that is six months after the date of the Executive's Separation from Service with the Employer, and (ii) any such delayed payments shall be paid to the Executive in a single lump sum within five (5) business days after the end of the six (6) month delay.

ARTICLE 4

BENEFICIARIES

4.1.    Beneficiary Designations. The Executive shall have the right to designate at any time a Beneficiary to receive any benefits payable under this Plan upon the death of the Executive. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other benefit plan of the Employer in which the Executive participates.

4.2.    Beneficiary Designation; Changes. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent. The Executive's Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing, and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator's rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator before the Executive's death.

4.3.    Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received in writing by the Plan Administrator or its designated agent.

4.4.    No Beneficiary Designation. If the Executive dies without a valid Beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive's spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefits shall be distributed to the personal representative of the Executive's estate.

4.5.    Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Employer may pay such benefit to the guardian, legal representative, or person having the care or custody of the minor, incapacitated person, or incapable person. The Employer may require proof of incapacity, minority, or guardianship as it may deem appropriate before distribution of the benefit. Distribution shall completely discharge the Employer from all liability for the benefit.

ARTICLE 5

GENERAL LIMITATIONS

5.1.    Limits on Payments. It is the intention of the parties that none of the payments to which the Executive is entitled under this Plan will constitute a "golden parachute payment" within the meaning of 12 USC Section 1828(k) or implementing regulations of the FDIC, the payment of which is prohibited (collectively, "Section l 828(k)"). Notwithstanding any other provision of this Plan to the contrary, any payments due to be made by Employer for the benefit of the Executive pursuant to this Plan, or otherwise, are subject to and conditioned on compliance with Section 1828(k) and any regulations promulgated thereunder including the receipt of all required approvals thereof by Employer’s primary federal banking regulator and/or the FDIC.

In addition, Employer and its successors retain the legal right to demand the return of any payment made hereunder which constitutes a "golden parachute payment” within the meaning of Section l 828(k) or implementing regulations of the FDIC should Employer or its successors later obtain information indicating that the Executive committed, is substantially responsible for, or has violated, the respective acts or omissions, conditions, or offenses outlined under 12 C.F.R. 359.4(a)(4).

ARTICLE6

CLAIMS AND REVIEW PROCEDURES

6.1.    Claims Procedure. A person or Beneficiary (a "claimant") who has not received benefits under the Plan that he or she believes should be paid shall make a claim for such benefits as follows:

(a)    Initiation -Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits. If the claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after the notice was received by the claimant. All other claims must be made within one hundred eighty (180) days after the date of the event that caused the claim to arise. The claim must state with particularity the determination desired by the claimant.

(b)    Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within ninety (90) days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional ninety (90) days by notifying the claimant in writing prior to the end of the initial ninety (9O)-day period that an additional period is required. The notice of extension must set forth the special circumstances and

(c)    Notice of Decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(i)	The specific reasons for the denial,
(ii)	A reference to the specific provisions of the Plan on which the denial is based,
(iii)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

(iv)	An explanation of the Plan's review procedures and the time limits applicable to such procedures, and
(v)	A statement of the claimant's right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

6.2.    Review· Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows

(a)    Initiation - Written Request. To initiate the review, the claimant, within 60 days after receiving the Plan Administrator's notice of denial, must file with the Plan Administrator a written request for review.

(b)    Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits.

(c)    Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d)

Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial sixty (60)-day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

(e)

Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(i)	The specific reasons for the denial,
(ii)	A reference to the specific provisions of the Plan on which the denial is based,
(iii)

A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits, and

(iv)	A statement of the claimant's right to bring a civil action under ERISA Section 502(a).

ARTICLE7

MISCELLANEOUS

7.1.    Amendments and Termination. Subject to paragraph 7.12 of this Plan, this Plan may be amended or terminated solely by a written agreement signed by the Bank and by the Executive. No termination of the Plan shall be effectuated in a manner that does not conform to the requirements of Code Section 409A (a termination and liquidation of the Plan must conform with the requirements of Treasury Regulations §1.409A-3(j)(4)(ix)(A), (8) or (C)).

7.2.    No Guarantee of Employment. This Plan is not an employment policy or contract. It does not give any Executive the right to remain an employee of the Employer, nor does it interfere with the Employer's right to discharge the Executive. It also does not require any Executive to remain an employee nor interfere with any Executive's right to terminate employment at any time.

7.3.    Non-Transferability. Benefits under this Plan cannot be sold, transferred, assigned, pledged, attached, or encumbered in any manner.

7.4.    Tax Withholding. The Employer shall withhold any taxes that are required to be withheld from the benefits provided under this Plan.

7.5.    Applicable Law. Except to the extent preempted by the laws of the United States of America, the validity, interpretation, construction and performance of this Plan shall be governed by and construed in accordance with the laws of the State of Ohio, without giving effect to the principles of conflict of laws of such state.

7.6.    Unfunded Arrangement. The Executive and his/her Beneficiary are general unsecured creditors of the Employer for the payment of benefits under this Plan. The benefits represent the mere promise by the Employer to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance, annuity contract or other asset purchased by Employer to fund its obligations under this Plan shall be a general asset of the Employer to which the Executive and Beneficiary have no preferred or secured claim.

7.7.    Benefit Provision. Notwithstanding the provisions of this Plan in the payment of the benefits under Article 3, any benefits payable under this Plan are contingent solely upon the amount that is provided by the Annuity Contract(s) as identified in this Plan or other provision as provided for in Article 2.

7.8.    Severability. If any provision of this Plan is held invalid, such invalidity shall not affect any other provision of this Plan, and each such other provision shall continue in full force and effect to the full extent consistent with law. If any provision of this Plan is held invalid in part, such invalidity shall not affect the remainder of the provision, and the remainder of such provision together with all other provisions of this Plan shall continue in full force and effect to the full extent consistent with law.

7.9.    Headings. The headings of articles and paragraphs herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Plan.

7.10.    Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of the Employer at the time of the delivery of such notice, and properly addressed to the Employer if addressed to the Board, at 100 East Franklin St., Kenton, Ohio.

7.11.    Payment of Legal Fees. In the event litigation ensues between the parties concerning the enforcement of the obligations of the parties under this Plan, the Employer shall pay all costs and expenses in connection with such litigation until such time as a final determination (excluding any appeals) is made with respect to the litigation.

7.12.    Termination or Modification of Plan Because of Changes in Law, Rules or Regulations. The Employer is entering into this Plan on the assumption that certain existing tax laws, rules, and regulations will continue in effect in their current form. If that assumption materially changes and the change has a material detrimental effect on this Plan, then the Employer reserves the right to terminate or modify this Plan accordingly.

ARTICLES

ADMINISTRATION OF PLAN

8.1.    Plan Administrator Duties. This Plan shall be administered by a Plan Administrator consisting of the Board or such committee or person(s) as the Board shall appoint. The Plan Administrator shall have the sole and absolute discretion and authority to interpret and enforce all appropriate rules and regulations for the administration of this Plan and the rights of the Executive under this Plan, to decide or resolve any and all questions or disputes arising under this Plan, including benefits payable under this Plan and all other interpretations of this Plan, as may arise in connection with the Plan.

8.2.    Agents. In the administration of this Plan, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to the Employer.

8.3.    Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation, and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan. Without limiting the foregoing, it is acknowledged that the value of the benefits payable hereunder may be difficult to determine-in the event the Employer does not actually purchase and maintain the Annuity Contract as contemplated hereunder; therefore, in such event, the Employer shall have the right to make any reasonable assumptions in determining the benefits payable hereunder and any such determination made in good faith shall be binding on the Executive.

8.4.    Indemnity of Plan Administrator. The Plan Administrator shall not be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan, unless such action or omission is attributable to the willful misconduct of the Plan Administrator or any of its members. The Employer shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Plan Administrator or any of its members.

8.5.    Employer Information. To enable the Plan Administrator to perform its functions, the Employer shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Separation of Service of the Executive and such other pertinent information as the Plan Administrator may reasonably require.

8.6.    Compliance with Code Section 409A. This Plan shall be interpreted and administered consistent with Code Section 409A.

This Supplemental Executive Retirement Plan is hereby adopted as of the date written above.